Exhibit 99.1

Financial Information for the Quarter ended June 30, 2008 ($ in thousands)
Revenue	$393,466
Net Income	$5,599
Capital expenditures	$828
Financial Information for the Six Months ended June 30, 2008 ($ in thousands)
Revenue	$780,804
Net Income	$2,670
Capital expenditures	$1,534
Other Financial Information, with reconciliation of non-GAAP information to GAAP information:
($ in millions)
	2006	2007	Q2 2008	LTM 6/30/08E

Pro Forma Revenue Reconciliation:

Reported Revenue	$1,261.8	$1,484.7	$393.5	$1,544.3

Pro Forma Adjustments:
Initial acquisition	135.5	–	–	–
VanElla acquisition	4.3	2.8	–	–
HRPlus acquisition	9.8	9.9	2.1	9.5
Pro Forma Revenue	$1,411.4	$1,497.4	$395.6	$1,553.8

Pro Forma EBITDA Reconciliation:

Net income /(loss)	(15.4)	0.3	5.6	9.0
Interest expense, net	44.5	47.3	9.7	44.6
Depreciation and amortization	26.6	30.4	7.7	30.8
Loss on extinguishment of debt	4.8	–	–	–
Uniform purchases	13.3	11.1	2.3	10.3
Adjusted EBITDA (as reported)	$73.8	$89.1	$25.3	$94.7

Pro forma adjustments:
Initial acquisition	6.4	–	–	–
VanElla acquisition	1.3	1.0	0.2	0.9
HRPlus acquisition	2.8	2.9	0.6	3.0
Certain non-recurring legal expenses	0.3	0.9	0.1	1.4
Sales process costs and other	–	(0.4)	0.6	1.0
Pro Forma Adjusted EBITDA	$84.6	$93.5	$26.8	$101.0

Uniform purchases	(13.3)	(11.1)	(2.3)	(10.3)
Pro Forma EBITDA	$71.3	$82.4	$24.5	$90.7